PROMISSORY NOTE

Amount: $95,000	Date: October 31, 2008
San Antonio, Texas

For value received, Fiesta Communications, Inc, a Texas Corporation (Maker), promises to pay to ATSI Communications, Inc.  (Holder) the principal sum of Ninety five Thousand ($95,000) with interest from date at the rate of eight percent (10%), per year.

Principal is payable in lawful money, of the United States of America at 3201 Cherry Ridge, Suite C-300, San Antonio, Texas 78230 or at such place as may later be designated by written notice from the Holder to the Maker hereof, on the date and in the manner following:

All principal and accrued interest is due on or before Six (6) months from the date of this note, or April 30, 2009.

This Note is secured by Fiesta’s assets, including contracts and intangible assets.

Both parties understand that the amount or value above does not exceed the maximum interest allowed by law, under the statutes of the state of Texas, and acknowledge that the terms are reasonable given the nature of the loan.

Fiesta Communications, Inc.

/s/ Arthur L. Smith
Arthur L. Smith
It’s President